Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) executed this 8th day of September, but intended to be effective as of the 31st day of August, 2011 is between Rhino GP LLC (“Employer”) and R. Chad Hunt (“Employee”).

W I T N E S S E T H

WHEREAS Employer desires to continue to employ Employee on the terms hereof, and Employee desires to accept employment with Employer on such terms; and

In consideration of the mutual covenants herein contained, the parties agree as follows:

1.                                      Prior Agreement; Terms and Duties.  This Agreement amends, restates and supercedes that certain Employment Agreement dated September 1, 2006, as amended by First, Second and Third Amendments to Employment Agreement dated October 31st, 2006, March 18th, 2008, and April 26th, 2010, respectively, as well as by that certain Assignment Agreement and Amendment to Employment Agreement dated August 26, 2008 (collectively, the “Prior Agreement”).  The Prior Agreement was between Rhino Energy LLC (the “Prior Employer”) and Employee.  Effective as of January 1, 2011, Employee’s employment was transitioned from the Prior Employer to the Employer.  Each of Employer, Employee and Prior Employer hereby acknowledge and agree that Employee’s employment was transitioned to Employer effective January 1, 2011 and Prior Employer is hereby released and discharged from all obligations under the Prior Agreement, except for any such obligations which survive by their own terms.

The Employer shall continue to employ Employee as its Vice President of Technical Services, beginning on the date hereof and continuing until August 31, 2014, unless sooner terminated as herein provided or extended by mutual agreement of the parties (the “Employment Term”), or in such other related position, or with such other related duties, as Employer may reasonably designate during the Employment Term.  Employee shall also hold such other offices with Employer’s direct and indirect subsidiaries as Employer may direct from time to time.  In such capacities, the Employee shall report directly to the Employer’s (i.e. Rhino GP LLC’s) CEO, President, or Chief Operating Officer.  The Employee agrees to devote all of his business time and his best efforts to the business of Employer as may be necessary to perform his duties in accordance with the policies and budgets established from time to time by Employer.  During the Employment Term, the Employee will not have any other employment.  Employee shall be bound by, and agree to comply with, all policies, procedures, and employment conditions of Employer in effect from time to time applicable to its employees.

2.                                      Compensation.  For Employee’s services hereunder during the Employment Term, Employer shall pay to Employee a salary at the rate of $225,000 per year, payable periodically in accordance with Employer’s usual executive payroll payment procedures.  Employee’s annual salary shall be adjusted upward by an additional $10,000 on each September 1 of the Employment Term, to begin September 1, 2012.

3.                                      Bonus & Equity Incentive Compensation.   Employee shall be eligible for an annual discretionary bonus of up to 40% of Employee’s base salary.  Such bonus shall commence with a bonus for calendar year 2011 and shall be determined and paid within 120 days of the end of each calendar year of the Employment Term.  Employee shall also participate in any equity incentive compensation (e.g. “phantom unit” grants) applicable to Employer’s senior management group in such amounts, and on such terms, as Employer’s CEO, acting in consultation with Employer’s Compensation Committee, may decide in their sole and absolute discretion.

4.                                      Place of Employment. The Employee’s regular place of employment during the

Employment Term shall be at the Employer’s offices in or near Lexington, Kentucky.

5.                                      Automobile.  Employer shall provide Employee with the use of a 4-wheel drive vehicle suitable for the intended duties of the Employee, which may be used for business and personal use.  Employee’s use of such vehicle, including his personal use thereof, shall be subject to Employer’s company vehicle policies, as they may be modified, amended and supplemented at any time and from time to time and all applicable federal income tax, regulations and guidelines.  Employee acknowledges and understands that his personal use of the company vehicle will result in federal income tax implications which shall be his responsibility, and not the Employer’s.

6.                                      Travel; Expenses.  The Employee shall engage in such travel as may reasonably be required in connection with the performance of his duties. All reasonable travel and other expenses incurred by the Employee (in accordance with the policies and the budget of the Employer established from time to time) in carrying out his duties hereunder will be reimbursed by the Employer on presentation to it of expense accounts and appropriate documentation in accordance with the customary procedures of the Employer for reimbursement of employee expenses.

7.                                      Confidentiality; Competition.

a.                                       The Employer possesses and will continue to possess confidential information to which the Employee may gain access.  For the purposes hereof, all non-public information about the business and affairs of the Employer (including, without limitation, business plans, real and personal property leases, financial, engineering and marketing information and information about costs, mining and processing methods, suppliers and customers, including such information created by Employee and confidential information of others obtained by Employer pursuant to confidentiality agreements) constitute “Employer Confidential Information.” Employee acknowledges that he will have access to and knowledge of Employer Confidential Information, and that improper use or disclosure of same by the Employee during or after the Employment Term could cause serious injury to the business of the Employer.  Accordingly, the Employee agrees that he will forever keep secret and inviolate all Employer Confidential Information which comes into his possession, and that he will not use the same for his own private benefit, or directly or indirectly for the benefit of others, and that he will not disclose such Employer Confidential Information to any other person except as necessary in the proper pursuance of his duties.  All of the foregoing shall not prohibit Employee from disclosing Confidential Information if required by law, regulation or other legal process.  In the case of any such compelled disclosure, Employee shall promptly notify Employer of such requirement in order that Employer may seek confidential treatment of the Confidential Information.

b.                                      The Employee agrees that during the Employment Term (and for a period of one (1) year following the termination of this Agreement for any reason with the sole exception of Employee’s resignation for “Good Reason,” as that term is defined in Paragraph 11 below) the Employee shall not, without the prior written consent of the Employer, participate or engage in, directly or indirectly (as an owner, partner, employee, officer, director, independent contractor, consultant, advisor or in any other capacity calling for the rendition of services, advice, or acts of management, operation or control) any business for an individual or entity whose principal business involves coal mining or coal marketing in the following regions: Central Appalachia, Northern Appalachia, Illinois Basin, Western Colorado, Utah and any other region in which the Employer or any of the Employer’s subsidiaries or affiliates conduct business.  During such period of non-competition, and for a period of six (6) months thereafter, Employee shall not directly or indirectly solicit, interview or make any decision or recommendation to hire or to retain as a consultant or advisor or in any other capacity, any current employee of Employer or its subsidiaries or affiliates, for himself, or for or to, any other person or entity.  Employee shall notify any subsequent employer of Employee of the foregoing agreement

c.                                       The terms of this Agreement are intended to limit disclosure and competition by the Employee to the maximum extent permitted by law. If it shall be finally determined by any court of competent jurisdiction ruling on this Agreement that the scope or duration of any limitation contained in this paragraph 7 is too extensive to be legally enforceable, then the parties hereby agree that the scope and duration (not greater than that provided for herein) of such limitation shall be the maximum scope and duration which shall be legally enforceable and the Employee hereby consents to the enforcement of such limitation as so modified.

d.                                      The Employee acknowledges that any violation by him of the provisions of this paragraph 7 could cause serious and irreparable harm and damage to the Employer.  He further acknowledges that it might not be possible to measure such damages in money and that Employer’s remedy at law for a breach or threatened reach of the provisions of paragraph 7 would be inadequate. Accordingly, the Employee agrees that, in the event of a breach or threatened breach by him of the provisions of this paragraph 7, the Employer may seek, in addition to any other rights or remedies, including money damages, an injunction or restraining order, restraining the Employee from doing or continuing to do or perform any acts constituting such breach or threatened breach. In the event Employer seeks an injunction or restraining order,

Employee and Employer agree that Employer shall not be required to post a bond to obtain the necessary equitable relief.

8.                                      Indemnification.  Subject to the Company’s limited liability company agreement (or the corresponding charter documents of a successor employer as contemplated by Paragraph 12 below), Employer shall indemnify and hold harmless Employee from and against any loss, cost, damage, expense, or liability incurred by Employee for any action taken in the scope of Employee’s employment for the Employer or for any action that was previously taken in the scope of Employee’s employment for the Prior Employer or one of its subsidiaries, provided such action (i) is within the scope, duties, and authority of Employee, (ii) is not in willful violation of any law, regulation, or code of conduct adopted by the Employer, and (iii) does not constitute gross negligence or intentional misconduct by Employee, as finally determined by a court of competent jurisdiction.  The obligations of the Employer under this Section 8 shall survive the termination of this Agreement.  If there is any conflict between this Section 8 and the Company’s limited liability company agreement (or the corresponding charter documents of a successor employer as contemplated by Paragraph 12 below), the Company’s limited liability company agreement shall control, provided however, that no revision to the Company’s limited liability company agreement may effect any diminishment to the Company’s indemnification obligations hereunder as they exist on the date hereof.

9.                                      Benefits; Vacation. The Employer agrees to provide to the Employee the benefits available to all salaried employees generally, as modified from time to time.  Employee shall be entitled to three (3) weeks of vacation per year, plus any additional “personal” or “extra vacation” days off that are awarded to employees pursuant to Employer’s personnel policies, as they may be amended from time to time.  Unused vacation and additional time off may carry over to future years if approved in writing by Employee’s supervisor.

10.                               Employee’s Representation Regarding Prior and Future Employment.  Employee hereby represents to the Employer that he has full lawful right and power to enter into this Agreement and carry out his duties hereunder, and that same will not constitute a breach of or default under any employment, confidentiality, non-competition or other agreement by which he may be bound. Further, Employee hereby represents to the Employer that he is not listed in the Office of Surface Mining’s Applicant Violator System database.  Employee further agrees to provide prompt notice to Employer of Employee’s first subsequent employment after ceasing to be an employee of Employer.

11.                               Termination for Cause, Voluntary Resignation or Termination for Good Reason or Following a Change in Control by Employee; Termination Upon Death or Disability.

If Employee shall:

a.                                       commit an act of dishonesty against the Employer or fraud upon the Employer; or

b.                                      materially breach his obligations under this Agreement and fail to cure such breach within five (5) business days after written notice thereof, or

c.                                       be convicted of, or make a plea of guilty or no contest to (A) a felony or (B) a misdemeanor involving dishonesty, fraud or any other crime that would reflect negatively on the Employer or the Employee’s ability to successfully perform his duties hereunder; or

d.                                      materially fail or neglect to diligently perform his duties hereunder and fail to cure such breach within five (5) business days after written notice thereof;

then, and in any such case, the Employer may terminate the employment of the Employee and this termination shall constitute a termination and is defined to be a termination “For Cause” hereunder.  In the event of termination “For Cause” or voluntary resignation by Employee, the

Employee shall no longer have any right to any of the benefits (including future salary or bonus payments) which would otherwise have accrued or been payable after such termination.  However, in the event of a termination by Employer of the employment of the Employee other than “For Cause,” the Employer shall (i) pay to the Employee a severance payment equal to one (1) year of Employee’s base salary then in effect, plus (ii) continue Employee’s family health insurance coverage under Employer’s group plan, at the same premium cost to Employee as was in effect on the date of termination, until the earlier of (x) one (1) year following such termination other than “For Cause,” or (y) the date Employee is covered under a health insurance policy through a subsequent employer.

Employee may also terminate this agreement for “Good Reason” (as that term is defined below) and, in the case of such a termination, the Employee shall be entitled to all of the severance benefits as if such termination had been other than For Cause, as set forth above. “Good Reason” for termination by Employee of Employee’s employment means the occurrence (without Employee’s express written consent) of any one of the following acts by the Employer or failures by the Employer to act:

a)              the assignment to Employee of any duties inconsistent in any material respect with those of the office to which Employee is assigned pursuant to Paragraph 2 hereof (including status, office, title and reporting requirements), or any other diminution in any material respect in such position, authority, duties or responsibilities unless agreed to by Employee;

b)             a reduction in Executive’s base salary;

c)              a reduction in Employee’s welfare benefits plans, qualified retirement plan, or paid time off benefit, other than a reduction as a result of a general change in any such plan; or

d)             any purported termination of Employee’s employment under this Agreement by the Employer other than For Cause, death or Disability.

Prior to Employee’s right to terminate this Agreement, he shall give written notice to the Employer of his intention to terminate his employment on account of Good Reason.  Such notice shall state in detail the particular act or acts of the failure or failures to act that constitute the grounds on which Employee’s Good Reason termination is based and such notice shall be given within six (6) months of the occurrence of the act or acts or the failure or failures to act which constitute the grounds for Good Reason.  The Employer shall have thirty (30) days upon receipt of the notice in which to cure such conduct, to the extent such cure is possible and reasonable.

Employee shall also have the right to terminate this Agreement if substantially all of the Employer’s assets or 50% of its voting membership units are sold to one or more entities that are not a subsidiaries or affiliates of the Employer, Wexford Capital LP or any investment fund managed by Wexford Capital LP.  Such a sale shall include a merger, consolidation, sale of assets or membership units or other corporate reorganization.  Such a termination by Employee shall be a termination for and is defined to be a termination upon a “Change in Control” and the non-competition provisions set forth in Paragraph 7(b) shall not apply but Employee shall not be entitled to the severance payment and related benefits set out in Subsections (i) and (ii) of this Section above.

This Agreement shall also terminate by its own terms in the event of Employee’s death or Disability (as defined below).  “Disability” means the inability of Employee to perform his normal duties as a result of any physical or mental injury or ailment for (i) any consecutive forty five (45) day period or (ii) any ninety (90) days (whether or not consecutive) during any consecutive three hundred sixty five (365) day period.  In the event of the termination of this Agreement due to death or Disability, then Employee shall be entitled to all base salary earned but upaid up until the date of termination as well as all other earned but unpaid compensation up to the date of termination as well as all other benefits payable upon death or disability according to the Employer’s benefit plans, including its long term incentive plan.

12.                               Successors.  The rights, benefits, duties and obligations under this Agreement shall inure to and be binding upon the Employer, its successors and assigns and upon the Employee and his legal representatives, legatees and heirs. It is specifically understood, however, that this Agreement may not be transferred or assigned by the Employee. The Employer may assign any of its rights and obligations hereunder to any subsidiary or affiliate of the Employer, or to a successor or survivor resulting from a merger, consolidation, sale of assets or stock or other corporate reorganization, on condition that the assignee shall assume all of the Employer’s obligations hereunder and it is agreed that such successor or surviving corporation shall continue to be obligated to perform the provisions of this Agreement.

13.                               Waiver of Breach.  The failure of either party to insist upon the strict performance of any of the terms, conditions, and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions, and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of the Employer shall be effective for any purposes whatsoever unless such waiver is in writing by Employer’s CEO.

14.                               Amendments.  No amendment or variation of the terms and conditions of this Agreement or a waiver of any right or a breach hereunder shall be made unless the terms of such amendment, variation or waiver are in a writing, which explicitly states that it is intended to amend, vary or waive a right or a breach hereunder and duly executed by Employee and Employer’s CEO.

15.                               Entire Agreement; Survival.  This Agreement constitutes the complete and entire agreement governing the terms and conditions of the employment relationship between the parties and supersedes any and all prior agreements or understandings. Both Employee and Employer acknowledge and agree that there are no oral or written understandings concerning the Employee’s employment by Employer outside of this Agreement.  The terms of this Agreement shall survive the termination or expiration of this Agreement and the conclusion of the Employment Term.

16.                               Governing Law.  This Agreement shall be construed and enforced pursuant to the laws of the Commonwealth of Kentucky, including matters of law relating to the choice of law.  Employee hereby consents to the jurisdiction of the courts of the Commonwealth of Kentucky, including the Fayette County, Kentucky Circuit Court and hereby waives any objection to venue of any action brought in said court.

17.                               Counterparts.  This Agreement, as executed separately by the individual parties, shall be deemed to be an original, but all of which together shall constitute one document.

18.                               Confidential Terms.  Employee agrees to maintain as confidential the terms and conditions of this Agreement, provided however Employee may disclose the terms of this agreement to his legal counsel, and accountant or tax preparer, or as may be otherwise required by law.

19.                               JURY TRIAL WAIVER.  EMPLOYEE HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY WITH REGARD TO ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE EMPLOYMENT OF THE EMPLOYEE BY THE EMPLOYER.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

EMPLOYER:

RHINO GP LLC

By:	/s/ David G. Zatezalo
David G. Zatezalo, President & CEO

PRIOR EMPLOYER:
(Joining Solely for Purposes of Paragraph 1)

RHINO ENERGY LLC

By:	/s/ David G. Zatezalo
David G. Zatezalo, President & CEO

EMPLOYEE:

/s/ R Chad Hunt
R. Chad Hunt